Exhibit 99.2

EVault, Inc. and Subsidiaries
Condensed Consolidated Financial Statements
As of January 1, 2016 and July 3, 2015 and for the
Six Months Ended January 1, 2016 and January 2, 2015
(Unaudited)

EVault, Inc. and Subsidiaries
Condensed Consolidated Financial Statements
As of January 1, 2016 and July 3, 2015 and for the
Six Months Ended January 1, 2016 and January 2, 2015

EVault, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	January 1, 2016	July 3, 2015
ASSETS
Current assets:
Cash and cash equivalents	$7,542	$6,428
Marketable securities	5	5,404
Trade accounts receivable, less allowances for doubtful accounts of $2,367 and $2,232 in 2016 and 2015	13,404	19,496
Inventories	423	426
Other current assets	5,463	5,864
Total current assets	26,837	37,618
Property, equipment and leasehold improvements, net	18,725	39,420
Restricted cash	2,294	2,471
Other non-current assets	427	521
Intangible assets, net	—	—
Goodwill	—	30,566
Total assets	$48,283	$110,596
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$9,728	$7,892
Related party payables, net	13,811	8,885
Income taxes payable	234	210
Accrued expenses	8,472	7,693
Current portion of restructuring liability	2,704	89
Current portion of deferred revenue	7,962	8,085
Current portion of related party notes payable	3,500	—
Other current liabilities	65	59
Total current liabilities	46,476	32,913
Restructuring liability, net of current portion	1,218	1,218
Deferred revenue, net of current portion	2,833	4,080
Other non-current liabilities	2,793	2,993
Total liabilities	$53,320	$41,204
Commitments and contingencies
Stockholders’ (deficit) equity:
Common stock, $0.001 par value. Authorized-10,000 shares; issued and outstanding- 10,000 shares in 2016 and 2015	—	—
Additional paid-in capital	460,160	459,737
Accumulated other comprehensive loss	(216)	(371)
Accumulated deficit	(464,981)	(389,974)
Total stockholders’ (deficit) equity	(5,037)	69,392
Total liabilities and stockholders’ (deficit) equity	$48,283	$110,596
See accompanying notes to financial statements.

EVault, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Six Months Ended
	January 1, 2016	January 2, 2015
Revenue, net	$43,175	$47,726
Cost of revenue	20,178	24,316
Gross profit	22,997	23,410
Operating expenses:
Research and development	7,340	9,710
Sales and marketing	22,805	30,974
General and administrative	9,385	14,059
Restructuring charges	3,745	279
Impairment loss	54,435	—
Operating loss	(74,713)	(31,612)
Other income (expense):
Other income (expense), net	(115)	(1,200)
Interest expense	(145)	(346)
Net loss before income taxes	(74,973)	(33,158)
Income tax expense	34	52
Net loss	$(75,007)	$(33,210)
See accompanying notes to financial statements.

EVault, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Loss
(In thousands)
(Unaudited)

	Six months ended
	January 1, 2016	January 2, 2015
Net loss	$(75,007)	$(33,210)
Other comprehensive loss, net of tax:
Net foreign currency translation gains	155	203
Comprehensive loss	$(74,852)	$(33,007)
See accompanying notes to financial statements.

EVault, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	January 1, 2016	January 2, 2015
Cash flows from operating activities:
Net loss	$(75,007)	$(33,210)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,279	6,084
Bad debt expense	2,367	1,726
Share based compensation	423	812
Impairment loss	54,435	—
Changes in operating assets and liabilities:
Trade accounts receivable	3,725	(6,632)
Related party payables, net	2,748	4,291
Inventories	3	89
Other assets	495	989
Trade accounts payable	384	(172)
Income tax payable	24	(55)
Accrued expenses	3,394	(760)
Deferred revenue	(1,370)	(1,066)
Other liabilities	(194)	(364)
Net cash used in operating activities	(5,294)	(28,268)
Cash flows from investing activities:
Purchases of property and equipment	(500)	(5,374)
Capitalized software development costs	(2,323)	(4,073)
Purchases of marketable securities	(2,001)	(20,505)
Sales of marketable securities	7,400	22,505
Decrease in restricted cash	177	176
Net cash provided by (used in) investing activities	2,753	(7,271)
Cash flows from financing activities:
Borrowings on related party notes payable	3,500	—
Capital contribution from Parent	—	37,373
Settlement of vested employee stock options	—	(2,486)
Net cash provided by financing activities	3,500	34,887
Effect of exchange rate changes	155	203
Net increase (decrease) in cash and cash equivalents	1,114	(449)
Cash and cash equivalents, beginning of period	6,428	5,680
Cash and cash equivalents, end of period	$7,542	$5,231
Supplemental disclosure of cash paid for:
Interest paid, net of amounts capitalized	$9	$370
Cash paid for income taxes	$110	$—
Supplemental disclosure of non-cash activity:
Conversion of related party debt to equity	$—	$81,924
Conversion of accrued interest on related party debt to equity	$—	$153
Capital expenditures accrued in accounts payable and related party payables, net	$3,630	$808
Common stock option settlements in accrued liabilities	$104	$—
See accompanying notes to financial statements.

EVault, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
As of January 1, 2016 and July 3, 2015
(Unaudited)

1. Description of Business

EVault, Inc. (the “Company”) is a consolidated subsidiary of Seagate Technology (US) Holdings, Inc. for the periods presented in the financial statements. See Note 7 regarding subsequent purchase by Carbonite, Inc. ("Carbonite") of substantially all of the operations of the Company. The Company was founded in 1997 and acquired by its parent company Seagate Technology (US) Holdings, Inc. (“Seagate” or “Parent” Company) in 2007. The Company provides on premise and cloud-connected storage solutions for small and mid-sized organizations to protect and access their business data. Its data protection software and online service solutions include data backup and recovery, email compliance, business continuity, and disaster recovery testing. The Company is headquartered in San Francisco, CA and provides data backup and recovery services to customers in North America, Europe, Middle East, Africa, Australia, and Latin America.

The Company has historically incurred significant operating losses, and has been dependent on funding from the Parent through the date of sale to Carbonite and may continue to be dependent on funding from Carbonite subsequent to the sale.

2. Summary of Significant Accounting Policies

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of EVault, Inc. and its wholly owned subsidiaries (collectively, the Company): EVault Canada Inc., Seagate Solutions France S.A.S., EVault Solutions Pte Ltd., EVault UK Limited, EVault Gmbh, and EVault (EMEA) B.V. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation
These interim financial statements of the Company should be read in conjunction with the Company's financial statements for the year ended July 3, 2015. Accordingly, significant accounting policies and other disclosures normally provided have been omitted.
In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, including normal recurring adjustments, necessary to present fairly the Company's financial position as of January 1, 2016 and July 3, 2015, and the Company's results of operations and cash flows for the six-month periods ended January 1, 2016 and January 2, 2015. Operating results and cash flows for the six-month periods are not necessarily indicative of the operating results and cash flows that may be expected for the year ending July 1, 2016.

Recently Issued Accounting Standards
In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09). ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for annual periods beginning after December 15, 2018. The Company has not yet determined the impact of the new standard on its current policies for revenue recognition.
In April 2015, the FASB issued ASU 2015-05, Intangibles-Goodwill and Other-Internal-Use Software: Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement (ASU 2015-05). ASU 2015-05 clarifies the circumstances under which a cloud computing customer would account for the arrangement as a license of internal-use software under ASC 350-40. ASU 2015-05 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015, and early adoption is permitted. The Company has early adopted ASU 2015-05. The adoption did not have a material impact on its consolidated financial statements.
In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory (ASU 2015-11), which changes the measurement principle for inventory from the lower of cost or market principle to the lower of cost and net realizable value principle. The guidance affects entities that use the FIFO or average cost methods, but does not affect entities that use the last-in, first-out or retail inventory methods. Since the Company uses the FIFO method for cost measurement, changes in inventory will be measured at the lower of cost and net realizable value, instead of at the lower of cost or market. The new guidance is effective on January 1, 2017 and requires prospective adoption. The Company has not yet completed its analysis of the impact of this new guidance but management does not believe it will have a material effect on the Company's presentation of inventories on the Consolidated Balance Sheets.
In February 2016, the FASB issued ASU No. 2016-02, Leases (ASU 2016-02), which, among other things, requires lessees to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under current authoritative guidance. This update also introduces new disclosure requirements for leasing arrangements. ASU 2016-02 will be effective for the Company January 1, 2019, with early adoption permitted. In addition, ASU 2016-02 requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company has not yet determined the impact that ASU No. 2016-02 will have on its consolidated financial statements and related footnote disclosures nor decided whether it will use the transition relief in implementation.

Fair Value Measurements
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels in accordance with ASU 2011-04:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the assets or liability at measurement date.

The Company's marketable securities are classified within Level 2 of the fair value hierarchy because they are valued using pricing sources for identical or comparable instruments, rather than direct observations of quoted prices in active markets. Carrying value approximates fair value at January 1, 2016 and July 3, 2015.

Non-recurring Fair Value Measurement
Certain assets and liabilities are measured at estimated fair value on a non-recurring basis. These instruments are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). The financial instruments on the consolidated balance sheet by caption and by level within the valuation hierarchy per ASC Topic 820, Fair Value Measurements and Disclosures, as of January 1, 2016 include goodwill and property, equipment and leasehold improvements. These assets are classified as Level 3 within the fair value hierarchy as they are valued using unobservable inputs developed by the Company. The Company recorded a non-recurring charge in fair value of these assets that has been recorded during the six month period ended January 1, 2016 in the accompanying consolidated statements of operations.
3. Software Development Costs and Equipment
The Company accounts for costs of internal-use software developments in compliance with FASB Accounting Standards Codification (“ASC”) Topic 350-40, Internal Use Software. The Company’s policy is to capitalize internal-use software development costs related to its SaaS applications that are incurred during the application development stage. The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. In December 2015, the Company concluded that the internal-use capitalized software development costs associated with its Long-term Storage Solutions (“LTS2”) product were not recoverable because it had abandoned the project and determined the fair value of the assets were inconsequential and there was no alternative use for the software. Additionally, the related equipment costs were deemed to not be recoverable due to abandonment of the project. The Company subsequently wrote down the value of these assets to $0, resulting in an impairment charge of $18.5 million and $5.3 million of its internal-use software development costs and equipment, respectively, in the six month period ended January 1, 2016.

4. Goodwill
Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed annually for impairment or upon a triggering event.
If the two-step goodwill impairment test is required, first, the fair value of the reporting unit is compared with its carrying amount (including goodwill). If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis.
The Company initially recorded goodwill primarily related to acquisitions made during 2007, $150.0 million of which was partially impaired in prior periods. During the fiscal period ending January 1, 2016 the Company concluded a triggering event had occurred requiring an impairment test. Based on the impairment test, the Company concluded that goodwill was fully impaired. Accordingly, an impairment loss of $30.6 million was recorded in the six- month period ending January 1, 2016.

5. Related Party Transactions

The Company sold hardware, software, and performed certain services to the Parent, or its affiliates, resulting in approximately $0.2 million and $0.5 million in reported revenues in the accompanying consolidated statement of operations during the six months ended January 1, 2016 and January 2, 2015, respectively.
The Company purchased hardware from the Parent totaling approximately $3.3 million and $1.5 million during the six months ended January 1, 2016 and January 2, 2015, respectively. All of the hardware purchased in both periods was capitalized in the accompanying consolidated balance sheets.
During 2015, in connection with the reorganization of the Parent, the Company began receiving additional support services from the Parent’s cloud division, including stock compensation, advertising, and other general administrative support services. The Company recognized approximately $8.6 million and $3.3 million in the six months ended January 1, 2016 and January 2, 2015, respectively, related to these activities; approximately $3.7 million and $1.4 million within general and administrative expenses, $4.1 million and $1.6 million within sales and marketing expenses, $0.6 million and $0.2 million in R&D expenses, and $0.2 million and $0.1 million within cost of revenue in the accompanying consolidated statements of operations for the six months ended January 1, 2016 and January 2, 2015, respectively.
The Company’s operations were financed through a debt arrangement with its Parent. During the six months ended January 2, 2015 the debt obligations to the Company’s Parent were converted to a contribution of equity in the accompanying financial statements. In addition, the Parent made additional capital contributions in the six months ended January 2, 2015.
The Parent issued certain equity instruments to employees of the Company in the six months ended January 1, 2016 and January 2, 2015 and the related expense for the six months ended January 1, 2016 and January 2, 2015 is reflected in the consolidated statements of operations.
The following amounts have been reported net on the accompanying consolidated balance sheets as the right of offset exists. The Company reported receivables from the Parent as of January 1, 2016 and July 3, 2015, of $1.2 million and $1.0 million, respectively. The Company reported payables, excluding debt obligations, to the Parent, as of January 1, 2016 and July 3, 2015, of $15.0 million and $9.9 million, respectively.
The Company had a related party note payable at January 1, 2016 of $3.5 million. The loan was entered into in September 2015 with the Parent, bearing interest at an adjustable rate equal to 6-month LIBOR plus 2%. Per the agreement, interest on the outstanding balance is payable in semi-annual payments.

6. Restructuring
In accordance with ASC Topic 420, Exit and Disposal Cost Obligation, during fiscal year 2014, the Company recorded a charge of $2.6 million related to the exit of a facility at the cease-use date and made payments of $0.2 million. During the six months ended January 2, 2015, the Company recorded an additional charge of $0.3 million, which is included in restructuring expense in the accompanying consolidated statement of operations. The Company made payments totaling $1.5 million during the six months ended January 2, 2015 and $0.1 million during the six months ended January 1, 2016. Activities related to this effort are expected to be substantially complete by fiscal year 2023.
During the six months ended July 3, 2015, the Parent adopted a plan to restructure, which primarily consisted of a reduction in workforce at the Company. In association with this reduction in workforce, the Company recorded a charge of $0.7 million in the six months ended July 3, 2015. Of this charge, $0.2 million is reflected in related party payables and $0.5 million is reflected in short-term and long-term restructuring liability in the accompanying consolidated balance sheets. The Company made payments of $0.4 million in the six months ended July 3, 2015 and $0.2 million on the six months ended January 1, 2016. Activities related to this effort are expected to be substantially complete in fiscal year 2016.
During the six months ended January 1, 2016, Seagate adopted a plan to sell the Company. In connection with the sale of the Company, the Company recorded a charge of $3.1 million related to severance, which is included in restructuring expense in the accompanying consolidated statement of operations. The Company made related payments of $0.7 million during the six months ended January 1, 2016. Activities related to this effort are expected to be substantially complete by fiscal year 2017.
During the six months ended January 1, 2016, the Company also recorded a charge of $0.6 million related to exiting certain facilities, which is included in restructuring expense in the accompanying consolidated statement of operations. The Company made related payments of $0.1 million during the six months ended January 1, 2016. Activities related to this effort are expected to be substantially complete in fiscal year 2018.
The restructuring accrual was $4.1 million and $1.5 million as of January 1, 2016 and July 3, 2015, respectively, of the total accrual $3.9 million and $1.3 million is reflected in the current and non-current restructuring liability and $0.2 million and $0.2 million is reflected in the related party payables as of January 1, 2016 and July 3, 2015, respectively.
7. Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through April 4, 2016, the date at which the financial statements were available to be issued. On January 13, 2016, Carbonite completed the acquisition of the North American cloud-based business continuity and disaster recovery assets of the Company as contemplated by that certain Asset Purchase Agreement, dated as of December 15, 2015. Carbonite acquired substantially all of the assets utilized in the Company’s operations for cash consideration of $14.0 million. The acquisition of the associated European Union assets of the Company was completed on March 31, 2016. The related party note payable was extinguished in January 2016 utilizing proceeds from the sale of assets to Carbonite.